Exhibit 4.7

AMENDMENT

TO THE SECURED CONVERTIBLE NOTE

FROM INERGETICS, INC.

TO__________________

DUE DECEMBER 31, 2013 IN THE PRINCIPAL AMOUNT OF $_______

AND RELATED TRANSACTION DOCUMENTS

This Amendment, effective December 31, 2013 (the “Amendment”), by and between Inergetics, Inc., a corporation organized under the laws of the State of Delaware (“Inergetics”) and its wholly-owned subsidiary, Millennium Biotechnologies, Inc. (along with Inergetics, the “Company”), and , a company organized under the laws of the State of (“Holder” and along with the Company, the “Parties”), to that certain Secured Convertible Note from Inergetics to Holder due December 31, 2013 in the principal amount of $ (the “Note”), the Security Agreement (as defined in the Note) and the Intercreditor Agreement (as defined in the Security Agreement) (the foregoing documents, collectively, the “Transaction Documents”);

WHEREAS the Parties desire to amend the Transaction Documents on the terms and subject to the conditions contained herein; and

WHEREAS, pursuant to Section 8(a) of the Note, Section 12 of the Security Agreement and Section 3.1 of the Intercreditor Agreement, the Transaction Documents may be amended by the Parties in a writing executed by both Parties;

NOW, THEREFORE in consideration of the mutual covenants and agreements contained herein and in the Transaction Documents, the sufficiency, adequacy and satisfaction of which are hereby acknowledged, the Parties hereby agree as follows:

1.              All capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Note, or, if not in the Note, in the other Transaction Documents.

2.              Inergetics shall issue to Holder 5,086 shares of Inergetics Series G Convertible Preferred Stock upon execution of this Amendment.

3.              The term “Maturity Date” in the Note is amended and is now defined as March 31, 2015.

4.              The definition of “Excluded Stock” in Section 6(b) of the Note is amended by adding the following subsection (f) at the end thereof and, as so amended, reads as follows:

“ or (f) the issuance of any Series G Convertible Preferred Stock of the Company (or the issuance of shares of Common Stock upon conversion thereof or dividends thereon) issued pursuant to any amendments to the Notes”.

5.              Holder hereby waives: (i) any and all Events of Default exiting, but not cured as of or prior to the date of the execution of this Amendment, and (ii) any rights under any of the other Transaction Documents that might be triggered by any and all Events of Default herein waived.

6.             Except for the changes to the Transaction Documents contained in this Amendment, All other terms of the Transaction Documents are unchanged and remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

INERGETICS, INC.

By:
Michael C, James, Chief Executive Officer

MILLENNIUM BIOTECHNOLOGIES, INC.

By:
Michael C, James, Chief Executive Officer

By:

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